                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

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    / /  Soliciting  Material  Pursuant  to  Section  240.14a-11(c)  or  Section
         240.14a-12

                                            TELEDYNE, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

FOR IMMEDIATE RELEASE                                  Contact:  Rosanne O'Brien
                                                                  Teledyne, Inc.
                                                                    310/551-4265

                                                           Fred Spar/Adam Weiner
                                                                    212/593-2655


        TELEDYNE REPORTS STRONGER FIRST QUARTER RESULTS - - SEGMENT DATA

     Los Angeles, Calif., April 13, 1995 - As previously announced, Teledyne, Inc. (NYSE:TDY) reported first quarter 1995 net income of $64.3 million or $1.16 per share compared to a net loss of $55.1 million or $0.99 per share for the first quarter 1994. Excluding an after tax gain of $30.3 million on the sale of Teledyne Electronic Systems, first quarter 1995 income increased 160 percent to $34.0 million or $0.61 per share over first quarter 1994 income of $13.1 million or $0.24 per share, excluding a $68.2 million after tax charge to resolve certain U.S. government contracting issues. Sales from continuing operations were $623.8 million for the first quarter of 1995 compared to $527.4 million for the same period of 1994.

     "Strong sales gains were reported in each of our business segments, reflecting improvement in many of the worldwide markets served by Teledyne's businesses," said William P. Rutledge, chairman and chief executive officer and Donald B. Rice, president and chief operating officer. "Operating income was also up across-the-board, except in our Consumer segment where planned investment in the introduction of new products, such as the SenSonic-TM- Plaque Removal Instrument, the Pour-Thru Water Filter-TM- device, and the MAXX-PURE-TM-ozone sanitizing system for swimming pools, reduced reported income. First quarter performance, following a strong fourth quarter of 1994, reinforces our positive outlook for the balance of 1995."

RESULTS OF OPERATIONS

     Sales and operating profit for the Company's four business segments are presented separately in the tables below for continuing results, discontinued results and pension income.

AVIATION AND ELECTRONICS

     Sales from continuing operations increased $22.5 million to $238.7 million for the first quarter of 1995 compared to $216.2 million for the same period of 1994. Sales increases were the result of improved sales of engines and spare parts for the general aviation market, electronic countermeasure equipment for the international market, microwave devices and electromechanical relays for government and commercial customers, avionics for the commercial aviation market, and fabricated products for the U.S. armed forces, partially offset by a decline in sales of ground power generators to the U.S. Air Force.

     Operating profit from continuing operations increased $14.4 million to $26.2 million for the first quarter of 1995 compared to $11.8 million for the same period of 1994, excluding charges of $85.0 million to resolve certain U.S. government contracting matters in the first quarter of 1994. Operating profit increased primarily due to the sales increases described above, reduced losses on wire and cable

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


products and the partial reversal of estimated losses as a result of the negotiated termination of a U.S. government contract.

     On January 6, 1995, the Company sold substantially all of the business and assets of Teledyne Electronic Systems. The transaction did not include the Company's Lewisburg, Tennessee-based electronic contract manufacturing operations, its commercial encryption business or any real estate. The transaction resulted in a pretax gain of $50.7 million, included in other income.

     Operating results for Teledyne Electronic Systems, including charges of $27.5 million in the 1994 first quarter to resolve certain U.S. government contracting issues, have been reclassified and are presented in discontinued results.

SPECIALTY METALS

     Sales from continuing operations increased $44.2 million to $207.2 million for the first quarter of 1995 compared to $163.0 million for the same period of 1994. Sales increased primarily due to the improvement in the worldwide markets served by Teledyne's specialty metals businesses, particularly in the automotive, commercial aerospace, power generation, cutting tool and other industrial markets.

     Operating profit from continuing operations increased $10.5 million to $23.6 million for the first quarter of 1995 compared to $13.1 million for the same period of 1994. The improvement in operating profit was primarily the result of increased sales in the areas listed above, improved margins in nickel and titanium-based alloys and specialty steels, and the strong performance of thin rolled and tungsten-based products, partially offset by lower margins

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

on zirconium products and increased legal costs associated with export license cases.

INDUSTRIAL

     Sales from continuing operations increased $24.2 million to $99.9 million for the first quarter of 1995 compared to $75.7 million for the same period of 1994. Sales improved primarily due to increased sales of crash fire rescue vehicles to the U.S. Air Force and higher sales of material handling equipment primarily as a result of the January 1995 acquisition of Kooi Beheer B.V., a Netherlands company that is Europe's largest supplier of truck-mountable, self-propelled material handlers. A decline in sales related to land combat vehicle development partially offset the overall sales increase.

     Operating profit from continuing operations increased $4.8 million to $5.8 million for the first quarter of 1995 compared to $1.0 million for the same period of 1994. The increase in operating profit was due primarily to the strong performance of tank engines for the international market and metal stamping dies, plastic compression molds and industrial valves for the automotive and truck markets, partially offset by costs associated with the Kooi acquisition and plant rationalization expenses.

CONSUMER

     Sales from continuing operations increased $5.5 million to $78.0 million for the first quarter of 1995 compared to $72.5 million for the same period of 1994. International sales and sales related to metal tube products for the pharmaceutical industry increased in 1995.

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

     Operating profit from continuing operations decreased $1.4 million to $2.3 million for the first quarter of 1995 compared to $3.7 million for the same period of 1994. The 1995 results were adversely affected by new product startup costs for the SenSonic Plaque Removal Instrument, the Pour-Thru Water Filter device for producing high quality drinking water in the home from tap water, and the new line of MAXX-PURE sanitizing systems utilizing advanced ozone technology for the swimming pool industry. The decrease in operating profit was partially offset by the strong performance of metal tube products for the pharmaceutical industry.

CORPORATE EXPENSE

     Corporate expense increased $0.2 million for the first quarter of 1995 over the same period of 1994 primarily due to higher salaries and benefits and increased legal and advisory fees associated with an unsolicited merger proposal and ensuing proxy contest, offset by a reduction in insurance costs.

PENSION INCOME

     Teledyne's non-cash pension income recorded the amount by which the amortization into income of pension surplus and estimated return on plan assets exceeds the current year's cost of providing benefits. Pension income before tax increased to $21.1 million in the first quarter of 1995 from $19.0 million for the same period of 1994. This increase in pension income was a result of a higher expected return on pension assets and a reduction in the number of employees partially offset by a change in mortality assumptions.

DIVIDENDS

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

     During the quarter ended March 31, 1995, a dividend of $0.25 per share for each common stock outstanding, consisting of $0.10 in cash and $0.15 in face value of redeemable preferred stock, was paid on March 8, 1995, to shareholders of record on February 15, 1995. The redeemable preferred stock is a new issue of Series E Cumulative Preferred Stock, $15 face value per share, callable by the Company at any time at face value, with a mandatory call at $16.50 per share on change of control, paying an annual eight percent cumulative cash dividend payable semi-annually. Shareholders received one share of the Series E Cumulative Preferred Stock for each one hundred shares of common stock with cash paid in lieu of fractional shares.

     Teledyne is a diversified manufacturing corporation serving customers worldwide through 18 operating companies focused in four business segments:
Aviation & Electronics; Specialty Metals; Industrial; and Consumer.

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

Teledyne, Inc. and Subsidiaries
(In millions)


                                                         Quarter Ended
                                                           March 31,
                                                        ----------------
                                                         1995     1994
                                                        ------   ------
Sales:

Aviation and electronics:
  Continuing                                             $238.7  $216.2
  Discontinued                                                -    37.5
                                                         ------  ------
                                                          238.7   253.7
                                                         ------  ------
Specialty metals:
  Continuing                                              207.2   163.0
  Discontinued                                              0.4     0.3
                                                         ------  ------
                                                          207.6   163.3
                                                         ------  ------
Industrial:
  Continuing                                               99.9    75.7
  Discontinued                                              1.3     7.7
                                                         ------  ------
                                                          101.2    83.4
                                                         ------  ------
Consumer:
  Continuing                                               78.0    72.5
  Discontinued                                                -       -
                                                         ------  ------
                                                           78.0    72.5
                                                         ------  ------
Total:
  Continuing                                              623.8   527.4
  Discontinued                                              1.7    45.5
                                                         ------  ------
                                                         $625.5  $572.9
                                                         ------  ------
                                                         ------  ------

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

Teledyne, Inc. and Subsidiaries
(In millions except share and per share amounts)


                                                          Quarter Ended
                                                            March 31,
                                                       -------------------
                                                         1995       1994
                                                       --------   --------
Operating Profit (Loss):
Aviation and electronics:
Continuing                                             $  26.2    $ (73.2)
Discontinued                                                 -      (28.9)
Pension income                                             4.5        3.8
                                                       -------    -------
                                                          30.7      (98.3)
                                                       -------    -------
Specialty metals:
Continuing                                                23.6       13.1
Discontinued                                                 -        3.8
Pension income                                             4.0        3.7
                                                       -------    -------
                                                          27.6       20.6
                                                       -------    -------
Industrial:
Continuing                                                 5.8        1.0
Discontinued                                                 -        0.5
Pension income                                            12.1       10.5
                                                       -------    -------
                                                          17.9       12.0
                                                       -------    -------
Consumer:
Continuing                                                 2.3        3.7
Discontinued                                                 -       (2.1)
Pension income                                             0.1        0.1
                                                       -------    -------
                                                           2.4        1.7
                                                       -------    -------

Total Continuing                                          57.9      (55.4)
      Discontinued                                           -      (26.7)
                                                       -------    -------
                                                          57.9      (82.1)

Corporate expense:
   Salaries and benefits                                  (7.0)      (6.2)
   Other                                                 (12.7)     (13.3)
Interest expense                                         (10.6)     (10.5)
Pension income                                            21.1       19.0
Other                                                     54.2        2.0
                                                       -------    -------
Income (Loss) Before Taxes                               102.9      (91.1)

Provision (Credit) for Taxes                              38.6      (36.0)
                                                       -------    -------

Net Income (Loss)                                      $  64.3    $ (55.1)
                                                       -------    -------
                                                       -------    -------

Net Income (Loss) Per Share                            $  1.16    $ (0.99)
                                                       -------    -------
                                                       -------    -------

Average shares outstanding                          55,500,626 55,441,455

Note - As a result of the January 6, 1995 sale of Teledyne Electronic Systems, sales and operating results for 1994 have been reclassified and presented in discontinued results.


April 13, 1995

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